Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information and to the incorporation by reference of our report dated January 30, 2017, in the Registration Statement (Form N-1A) of Tortoise MLP & Pipeline Fund, Tortoise North American Energy Independence Fund, and Tortoise Select Opportunity Fund (three of the portfolios constituting Managed Portfolio Series) filed with the Securities and Exchange Commission in this Post-Effective Amendment No. 285 under the Securities Act of 1933 (Registration No. 333-172080) and Amendment No. 286 under the Investment Company Act of 1940 (Registration No. 811-22525).

/s/ Ernst & Young LLP

Minneapolis, Minnesota
March 29, 2017